Mail Stop 4628

                                                          November 21, 2018

Via E-Mail
M.D. Ranganath
Chief Financial Officer
Infosys Ltd.
Electronics City, Hosur Road
Bengaluru, Karnataka
India

       Re:    Infosys Ltd.
              Form 20-F for the Fiscal Year Ended March 31, 2018
              Filed July 19, 2018
              File No. 1-35754

Dear Mr. Ranganath:

        We refer you to our comment letter dated October 9, 2018 regarding business contacts with Sudan and Syria. We have completed our review of this subject matter. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Cecilia Blye

                                                          Cecilia Blye, Chief
                                                          Office of Global
Security Risk

cc:    Barbara Jacobs
       Assistant Director